Exhibit 99.1

Union Bankshares Corporation Prices Secondary Offering

Richmond, Va., January 24, 2018 -- Union Bankshares Corporation (“Union”) announced today the pricing of the previously announced secondary public offering by which ACMO-HR, L.L.C. and Carlyle Financial Services Harbor, L.P. (collectively, the “Selling Shareholders”) agreed to sell a total of 7,931,926 shares of Union common stock in an underwritten public offering at a price to the public of $38.00 per share. The Selling Shareholders will receive all of the net proceeds from the offering and upon completion of the offering will no longer own any shares of Union common stock.

Keefe, Bruyette & Woods, Inc., A Stifel Company, Sandler O’Neill + Partners, L.P. and Raymond James & Associates, Inc. are serving as active bookrunners for the offering and Barclays Capital Inc. is serving as a joint bookrunner for the offering.

The shares are being offered pursuant to an automatic shelf registration statement under the Securities Act of 1933, as amended, which was previously filed and automatically became effective on September 8, 2017 (File No. 333-220398). The offering is being made only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement has been filed with the Securities and Exchange Commission (the “SEC”) to which this communication relates. Potential purchasers of our common stock should consider carefully the information contained in the preliminary prospectus supplement and the accompanying prospectus and other documents that Union has filed with the SEC for more complete information about Union and the offering. When available, copies of the preliminary prospectus supplement and the accompanying prospectus related to the offering may be obtained by contacting: Keefe, Bruyette & Woods, Inc., A Stifel Company, Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, by e-mail to USCapitalMarkets@kbw.com, or by calling toll-free: (800) 966-1559; Sandler O’Neill + Partners, L.P. by calling toll-free at 1-866-805-4128 or by emailing syndicate@sandleroneill.com; or Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, or by calling (800) 248-8863 or by emailing prospectus@raymondjames.com. Investors may also obtain copies of these documents free of charge by visiting the SEC’s website at www.sec.gov.

NO OFFER OR SOLICITATION

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of the prospectus supplement and accompanying prospectus, which have been or will be filed with the SEC.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (Nasdaq: UBSH) is the holding company for Union Bank & Trust, which has 150 banking offices, 39 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 220 ATMs located throughout Virginia and in portions of Maryland and North Carolina. Union Bank & Trust also operates Shore Premier Finance, a specialty marine lender. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products, Old Dominion Capital Management, Inc., which provides investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Contact: Bill Cimino (804) 448-0937, VP and Director of Investor Relations

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